                                  EXHIBIT (4)
                                  -----------


                             FORM OF POLICY FOR THE
                    ATLAS PORTFOLIO BUILDER VARIABLE ANNUITY

            [LETTERHEAD OF PFL LIFE INSURANCE COMPANY APPEARS HERE]




                             ANNUITANT:   JOHN DOE
                              OWNER(S):   JOHN DOE

                         POLICY NUMBER:   CO -    000021

                           POLICY DATE:   January 10, 1995

                                    WE AGREE

 .To provide annuity payments as set forth in this policy;
 .Or to pay withdrawal benefits in accordance with Section 5 of this policy; .Or to pay death proceeds in accordance with Section 9 of this policy.

Withdrawals may be subject to an Excess Interest Adjustment reflecting changes in interest rates in accordance with Section 5 of this policy.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of any application and payment of the initial premium. This policy may be applied for and issued to qualify as a tax-qualified annuity under the applicable sections of the Internal Revenue Code.

                            20 DAY RIGHT TO CANCEL

You may cancel this policy by returning it to us or to your agent You must return the policy before midnight of the twentieth day after the day you receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

We will pay you an amount equal to:

 .the Premium Payments made;

 .plus accumulated gains, less accumulated losses, if any, in the Separate Account on the date of cancellation; and

 .less prior withdrawals, if any.

                       Signed for us at our home office.


        /s/  Craig D. Vermie                    /s/  William L. Busler
              SECRETARY                                 PRESIDENT


   This policy is a legal contract between the policyowner and the company.
                          READ YOUR POLICY CAREFULLY


                       Flexible Premium Variable Annuity
                  Income Payable At Annuity Commencement Date
           Benefits Based On The Performance Of The Separate Account
Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                               Non-Participating

AV337 101 100 397

                                   SECTION 1
                                  DEFINITIONS


ACCUMULATION PHASE
The period of time this policy is in force prior to the Annuity Commencement
Date.

ANNUITANT
The person to whom annuity payments will be made, unless another Payee is named.

ANNUITY COMMENCEMENT DATE
Date the annuitant will begin receiving payments from this policy. In no event may this date be later than the last day of the month following the month in which the Annuitant attains age 95.

ADJUSTED POLICY VALUE
Amount, defined in Section 4, that can be used to fund one of the Payment
Options.

CASH VALUE
Amount, defined in Section 5, that can be withdrawn if the annuity is surrendered.

CUMULATIVE FREE PERCENTAGE
A percentage (applied to cumulative Premium Payments) which is available to be withdrawn free from any Surrender Charge. The Cumulative Free Percentage is 10% as of the Policy Date and accumulates at 10% on each successive Policy Anniversary. The unused portion of the Cumulative Free Percentage in any Policy Year will be carried forward at each successive Policy Anniversary. Any portion of the Cumulative Free Percentage previously taken will reduce the Cumulative Free Percentage currently available. Excess Interest Adjustments may apply as described in Section 5.

DISTRIBUTION
A withdrawal or disbursement of funds from the Policy Value or Cash Value.

INVESTMENT OPTIONS
The One Year Fixed Option or any of the Guaranteed Period Options of the Fixed Account and any of the Subaccounts of the Separate Account.

PAYEE
The person to whom annuity payments will be made.

PAYMENT OPTIONS
Options through which the distribution of the Adjusted Policy Value can be directed.

PAYOUT PHASE
The period of time during which Annuity Payments are being made following the Annuity Commencement Date.

POLICY ANNIVERSARY
The anniversary of the Policy Date for each year the policy remains in force.

POLICY DATE
The date shown on page 3 of this policy and the date on which this policy becomes effective.

POLICY VALUE
The amount, defined in Section 4, that is used when calculating the Adjusted Policy Value and/or Cash Value.

POLICY YEAR
A twelve month period which begins on the Policy Date shown on the page 3 of this policy, and on each Policy Anniversary thereafter.

SUBACCOUNT
A division of the Separate Account, as described in Section 6.

SURRENDER
A withdrawal of the policy's entire Cash Value or Policy Value.

WITHDRAWAL
A distribution of funds from the Policy Value or Cash Value.

YIELD
The effective annual interest rate(s) applicable to the option(s) of the Fixed Account.

YOU, YOUR
The owner of this policy. Unless otherwise specified on the Policy Data page, the annuitant and the owner shall be one and the same person.

AVB337

                            SECTION 2 - POLICY DATA


    POLICY NUMBER:       07-  000021             ANNUITANT: JOHN DOE

    INITIAL PREMIUM
    PAYMENT-             $5,000.00           ISSUE AGE/SEX: 35 / MALE

    POLICY DATE:         January 10, 1995         OWNER(S): JOHN DOE

    ANNUITY
    COMMENCEMENT
    DATE*:               March 9, 2018

    *This date may be changed as described in Section 11.



        Mortality and Expense Risk Fee and Administrative Charge: 1.40%

AV337 101 100 397 SP

                         SECTION 3 - PREMIUM PAYMENTS

PAYMENT OF PREMIUMS
Premium Payments may be made any time while this policy is in force before the Annuity Commencement Date. You may start or stop, increase or decrease, or skip any Premium Payments.

MAXIMUM AND MINIMUM PREMIUM PAYMENT

The minimum initial Premium Payment is $5,000. If this policy is being used as a tax-qualified annuity, the minimum initial Premium Payment is $2,000. The Premium Payments may not be more than the amount permitted by law if this is a tax-qualified annuity. For 403(b) annuities, we must receive the initial Premium Payment within ninety (90) days following the Policy Date or this policy will be cancelled.

The minimum subsequent Premium Payment we will accept is $500. The maximum total Premium Payments which we will accept without prior Company approval is $1,000,000.

PREMIUM PAYMENT DATE
The Premium Payment date is the date on which the Premium Payment is credited to the policy. The initial Premium Payment, less any applicable premium taxes, will be credited to the policy within two business days of receipt in our Home Office of the Premium Payment and the information needed. Subsequent additional Premium Payments will be credited to the policy as of the business day when the Premium Payment and required information are received. A business day is any day that the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS
Premium Payments may be applied to various Investment Options which we make available. You must indicate what percentage of the Premium Payment to allocate to the various Investment Options (making a total of 100%). Each percentage may be either zero or any whole number.

We will use the allocation percentages indicated on the application for all Premium Payments until you change the allocation percentages.

CHANGE OF ALLOCATION
You may change the allocation of Premium Payments to various Investment Options. You must tell us in a notice you sign which gives us the facts that we need. Premium payments received after the date on which we receive your notice will be applied on the basis of the new allocation.

PREMIUM TAXES
Your state may impose a premium tax. It may be imposed when a Premium Payment is made, on the Annuity Commencement Date, on the date of death, or on the date of surrender. When permitted by state law, we will not deduct the tax until the Annuity Commencement Date, date of death, or date of Surrender.

                           SECTION 4 - POLICY VALUE

POLICY VALUE
On or before the Annuity Commencement Date, the Policy Value is equal to your:
(a) Premium Payments; minus
(b) Gross Partial Withdrawals (the term defined in Section 5); plus
(c) interest credited in the Fixed Account (see Section 7); plus
(d) accumulated gains in the Separate Account (see Section 6); minus
(e) accumulated losses in the Separate Account; minus
(f) premium taxes and transfer fees, if any.

ADJUSTED POLICY VALUE
The Adjusted Policy Value is the Policy Value increased or decreased by any Excess Interest Adjustment.

The Adjusted Policy Value will be used on the Annuity Commencement Date to provide lifetime income or income for a period of no less than 60 months under the Payment Options in Section 10.

                SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS

CASH VALUE
On or before the Annuity Commencement Date, the Cash Value is equal to the Adjusted Policy Value less any Surrender Charges. The current amount of your policy's Cash Value is available upon request. The Cash Value may be partially withdrawn or will be paid in the event of a Surrender of the policy. We must receive your written Partial Withdrawal request or Surrender request before the Annuity Commencement Date.

There is no Cash Value once an Annuity Payment Option has been selected.

M777

             SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS - CONT

EXCESS INTEREST ADJUSTMENT
An Excess Interest Adjustment applies in the following situations:

1) When you withdraw all or any portion of your Cash Value,

2) When you exercise Annuity Payment Options,

3) When death proceeds are calculated.

The Excess Interest Adjustment is only applied to transactions affecting the Guaranteed Period Options of the Fixed Account (see Section 7) and is based on any change in interest rates from the time the affected Guaranteed Period(s) started until the time the Excess Interest Adjustment occurs. The Excess Interest Adjustment is applied as follows:

1) The Excess Interest Adjustment is only applied when the transactions occur prior to the end of any Guaranteed Period Option;

2) Transfers to the Guaranteed Period Options of the Fixed Account are considered Premium Payments for purposes of determining the Excess Interest Adjustment;

3) The Excess Interest Adjustment is distinct from, and is applied prior to, the Surrender Charge;

4) The Excess Interest Adjustment may affect the death proceeds defined in
   Section 9;

5) If interest rates have decreased from the time the affected Guaranteed Period(s) started until the time the transaction occurs, the Excess Interest Adjustment will result in additional funds available to you;

6) If interest rates have increased from the time the affected Guaranteed Period(s) started until the time the transaction occurs, the Excess Interest Adjustment will result in a decrease in the funds available to you.

7) At the time of Surrender, the cumulative interest credited to the Guaranteed Period Options of the Fixed Account will not be subject to an Excess Interest Adjustment.

8) Certain amounts are not subject to the Excess Interest Adjustment as provided in Sections 5, 7 and 8.

The formula for determining the amount of the Excess Interest Adjustment is as follows:

Excess Interest Adjustment = S x (G-C) x (M/ 12)

where: S is the gross (that is, before surrender charges and premium taxes, if any) amount being surrendered, partially withdrawn or applied to a Payment Option that is subject to the Excess Interest Adjustment.

       G is the guaranteed interest rate for the Guaranteed Period associated with S.

       M is the number of months remaining in the Guaranteed Period associated with S, rounded up to the next higher whole number of months.

       C is the current interest rate (at the time the Excess Interest Adjustment occurs) being offered on new Premium Payments for the next longer Guaranteed Period than "M". If this policy form or such a Guaranteed Period Option is no longer offered, "C" will be the U.S. Treasury rate for the next longer maturity (in whole years) than "M" on the 25th day of the previous calendar month plus up to 2%.

The Excess Interest Adjustment for each Guaranteed Period Option will not reduce the portion of the Adjusted Policy Value attributed to that Guaranteed Period Option below the amount paid into, less any prior Partial Withdrawals and transfers from that Guaranteed Period Option, plus interest at the 3% guaranteed effective annual interest rate.

PARTIAL WITHDRAWALS
We will pay you a portion of the Cash Value as a Partial Withdrawal provided we receive your written request while the policy is in effect and before the Annuity Commencement Date. When you request a Partial Withdrawal you must tell us how it is to be allocated among the various Investment Options. If your request for a Partial Withdrawal from any Investment Option is less than or equal to that Option's Cash Value, we will pay you the amount of your request. However, if your request for a Partial Withdrawal from any Investment Option is greater than that Option's Cash Value, we will pay you the Cash Value of that Investment Option.

The Gross Partial Withdrawal is the total amount which will be deducted from your Policy Value as a result of each Partial Withdrawal. The Gross Partial Withdrawal may be more or less than your requested Partial Withdrawal amount, depending on whether Surrender Charges and/or Excess Interest Adjustments apply at the time you request the Partial Withdrawal. The Excess Partial Withdrawal amount is the portion of the requested Partial Withdrawal that is subject to Surrender Charge.

U777

             SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS - CONT

The formula for determining the Gross Partial Withdrawal is as follows:

Gross Partial Withdrawal = R - E + SC

where: R    is the requested Partial Withdrawal;
       E    is the Excess Interest Adjustment; and
       SC   is the Surrender Charge on (EPW - E);
            where
       EPW  is the Excess Partial Withdrawal amount.

If any Partial Withdrawal reduces the Cash Value below $500, we reserve the right to pay the full Cash Value and terminate this policy.

We may delay payment of the Cash Value from the Fixed Account for up to 6 months after we receive your request If the owner dies after we receive the request, but before the request is processed, the request will be processed before the death proceeds are determined.

A.   EFFECT OF SURRENDER CHARGES ON PARTIAL WITHDRAWALS

     Each Partial Withdrawal consists of a portion that is free from Surrender Charge (that is, the Surrender Charge-free amount) and a remaining portion that is subject to Surrender Charge (that is, the Excess Partial Withdrawal). Either portion may be zero (0) depending on the Partial Withdrawal requested and prior amounts withdrawn.

     Any Partial Withdrawals, as described in 1, 2 and 3 below, will reduce the Cumulative Free Percentage by the ratio of the requested Partial Withdrawal amount to the cumulative Premium Payments at the time of, but prior to, the Partial Withdrawal.

     Partial Withdrawals may be made free from Surrender Charges in the following ways:

     1. LUMP SUM - At any time, you may withdraw free from Surrender Charges an amount ($250 minimum) up to the Cumulative Free Percentage times the cumulative Premium Payments at the time of, but prior to, the withdrawal. On the Policy Date the Cumulative Free Percentage is 10%. During the first 5 Policy Years, 10% will be added to the Cumulative Free Percentage on each Policy Anniversary.

     2. SYSTEMATIC PAYOUT OPTION - During any Policy Year, including the first, a Systematic Payout Option is available on a monthly, quarterly, semi-annual or annual basis. Systematic Payout Options payouts must be at least $50 and may not exceed 10% of the cumulative Premium Payments at the time a Systematic Payout Option payout is made divided by the number of payouts made per year (for example, 12 for monthly). Monthly and quarterly payouts must be sent through electronic funds transfer directly to your checking or savings account. You may start or stop Systematic Payout Option payouts at any time; however, 30 days' written notice is required to stop Systematic Payout Option payouts.

        Once you have elected to receive a Systematic Payout Option payout, you must wait a minimum time before the first Systematic Payout Option payout: one month for a monthly payout, three months for a quarterly payout, six months for a semi-annual payout, or twelve months for an annual payout.

     3. MINIMUM REQUIRED DISTRIBUTION

        For tax-qualified plans, Partial Withdrawals taken to satisfy minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code are available free from Surrender Charges. Since we waive all Surrender Charges on minimum distributions to comply with the Internal Revenue Code, the Surrender Charge is waived only for the dollar amount that represents the minimum for this policy.

        The owner must be at least 70 1/2 years old in the calendar year of distribution, must submit a written request to us and must make an election to take the distribution before year end. If the owner attains age 70 1/2 in the calendar year of distribution, a written request which is postmarked no later than the end of the current calendar year must be submitted to us.

        Systematic minimum distributions must be at least $50 or a lump sum distribution is available if minimum required distributions are less than $50.

        Any amount requested in excess of the minimum required distribution under the Internal Revenue Code will have the appropriate Surrender Charges applied, unless this excess qualifies as free from Surrender Charges under A.1. or A.2. above.

P913

             SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS - CONT

B. EFFECT OF EXCESS INTEREST ADJUSTMENTS ON PARTIAL WITHDRAWALS FROM THE FIXED ACCOUNT

     Each Partial Withdrawal from a Guaranteed Period Option of the Fixed Account consists of a portion that is free from Excess Interest Adjustment (that is, the Excess Interest Adjustment-free amount) and a remaining portion that is subject to Excess Interest Adjustment. Either portion may be zero (0) depending on the Partial Withdrawal requested and prior amounts withdrawn.

     Partial Withdrawals from the One Year Fixed Option of the Fixed Account and/or from any Subaccount(s) of the Separate Account will be free from Excess Interest Adjustments.

     Partial Withdrawals from the Guaranteed Period Options of the Fixed Account may be made free from Excess Interest Adjustments in the following ways:

     1. LUMP SUM - Lump Sum withdrawals which do not exceed the amount of cumulative interest credited to the Guaranteed Period Options of the Fixed Account (less any prior withdrawal of interest) at the time of the withdrawal;

     2. SYSTEMATIC PAYOUT OPTION - Systematic Payout Option payouts which do not exceed the amount of cumulative interest credited to the Guaranteed Period Options of the Fixed Account (less any prior withdrawal of interest) at the time of the payout;

     3. MINIMUM REQUIRED DISTRIBUTION - Partial Withdrawals taken to satisfy minimum distribution requirements for tax-qualified plans, as described in A.3. above.

        Any amount requested in excess of the minimum required distribution under the Internal Revenue Code will have an Excess Interest Adjustment applied, unless this excess qualifies as free from Excess Interest Adjustment under B.1. or B.2. above.

        For any Partial Withdrawal, the portion that is free from Surrender Charge will generally differ from the portion that is free from Excess Interest Adjustment, except by coincidence.

        SURRENDER CHARGES
        Amounts withdrawn in excess of the Surrender Charge-free withdrawal amounts described in the Partial Withdrawal provision above are subject to a Surrender Charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

                    Policy Year              Percentage of
                                           Premium Withdrawn
                         1                         7%
                         2                         7%
                         3                         6%
                         4                         5%
                         5                         4%
                         6 or later                0%

        The applicable Surrender Charge percentage will depend upon the number of Policy Years that have elapsed since the Policy Date.

        For purposes of calculating Surrender Charges, Premium Payments are deemed to be withdrawn before earnings. After all Premium Payments are considered withdrawn, the remaining Adjusted Policy Value may be withdrawn free from any Surrender Charges.

        Premium Payments withdrawn after the fifth policy year are not subject to Surrender Charges.

        GUARANTEED RETURN OF FIXED ACCOUNT PREMIUM PAYMENTS
        Upon Surrender of the policy, you will always receive at least the Premium Payments made to, less prior Partial Withdrawals and transfers from, the Fixed Account.

PB913

                         SECTION 6 - SEPARATE ACCOUNT

SEPARATE ACCOUNT
We have established and will maintain a Separate Account under the laws of the state of Iowa. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable life insurance and annuity policies. The Separate Account may invest assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying mutual fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our general account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation which we establish in good faith. Valuation Period means the period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally each day on which the New York Stock Exchange is open for trading.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

We also reserve the right, when permitted by law, to:

(a) deregister the Separate Account under the Investment Company Act of 1940;

(b) manage the Separate Account under the direction of a committee at any time;

(c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

(d) combine the Separate Account with one or more other separate accounts;

(e) create new Separate Accounts;

(f) add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and

(g) add new underlying mutual funds or other investment options, remove existing mutual funds, or substitute a new fund for an existing fund.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND
If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

CHARGES AND DEDUCTIONS
The Mortality and Expense Risk Fee and the Administrative Charge are each deducted before and after the Annuity Commencement Date to compensate us for bearing certain mortality and expense risks in connection with your policy. If the Mortality and Expense Risk Fee(s) is more than sufficient, the Company will retain the balance as profit.


                                   PAGE 7(A)
P915

                      SECTION 6 - SEPARATE ACCOUNT - CONT

ACCUMULATION UNITS
The Policy Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount may change from day to day reflecting the investment experience of the Subaccount.

Premium Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased on behalf of a policy in a Subaccount will be determined by dividing the Premium Payment allocated to or any amount transferred to that Subaccount, by the value of an accumulation unit for that Subaccount on the Premium Payment or transfer date.

The number of accumulation units withdrawn or transferred on behalf of a policy from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the withdrawal or transfer date.

The value of an accumulation unit on any business day is determined by multiplying the value of that unit at the end of the immediately preceding valuation period by the net investment factor for the valuation period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a) is the result of:

    (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus

    (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the valuation period; plus or minus

    (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding valuation period.

(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge. This factor is less than or equal to, on an annual basis, the percentage shown on page 3 of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.


                                   PAGE 7(B)
PB915

                           SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT
Premium Payments applied to, and any amounts transferred to the Fixed Account, will reflect a fixed interest rate. The interest rates we set will be credited for increments of at least one year measured from each Premium Payment or transfer date. These rates will never be less than an effective annual interest rate of 3%.

GUARANTEED PERIOD OPTIONS
We may offer optional Guaranteed Periods into which Premium Payments may be paid or amounts may be transferred. The current interest rate we set for funds entering each Guaranteed Period Option is guaranteed until that Guaranteed Period ends. At the end of the Guaranteed Period, the Premium Payment made or amount transferred into the Guaranteed Period Option less any Partial Withdrawals or transfers from that Guaranteed Period Option, plus accrued interest, will be rolled into a now Guaranteed Period Option or may be transferred to the One Year Fixed Option or to one or more Subaccounts within the Separate Account.

You may choose which Investment Options to roll the amounts into; however, you must give us notice of that choice within 30 days before the end of the expiring Guaranteed Period. Any Guaranteed Period elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11. If you fail to make an election, we will roll the funds into a new Guaranteed Period Option with the same time period as the expiring Guaranteed Period Option. If that Guaranteed Period Option is no longer offered, the next shorter Guaranteed Period Option offered will be used. If there is no shorter Guaranteed Period Option available in which to roll the funds, we will roll the funds into the One Year Fixed Option. We reserve the right to offer or not to offer any Guaranteed Period Option for new Premium Payments, transfers or rollovers.

For purposes of crediting interest when funds are withdrawn from or transferred into a Guaranteed Period Option, the amount of the oldest Premium Payment or rollover into that Guaranteed Period Option is considered to be withdrawn first. If the amount withdrawn exceeds this amount, the next oldest Premium Payment or rollover is considered to be withdrawn next, and so on until the most recent Premium Payment or rollover is considered to be withdrawn (this is a "First-In, First-Out" or FIFO procedure). Premium Payment(s) or rollover(s) are deemed to be withdrawn first, then any interest credited will be considered to be withdrawn.

Surrenders, Partial Withdrawals, and amounts applied to a Payment Option from a Guaranteed Period Option which occur prior to the end of that Option's Guaranteed Period are subject to an Excess Interest Adjustment as described in
Section 5.

ONE YEAR FIXED OPTION
We will always offer the One Year Fixed Option, into which Premium Payments may be paid or amounts transferred. The current interest rate we set for funds entering each Option is guaranteed for one year. Surrenders, Partial Withdrawals and transfers from the One Year Fixed Option to any of the other Investment Options are permitted without incurring any Excess Interest Adjustments. In addition, Dollar Cost Averaging as described in Section 8, is only available from the One Year Fixed Option. Dollar Cost Averaging transfers will only be allowed to one or more Subaccounts of the Separate Account.

The interest rate we credit may differ for the portion of the One Year Fixed Option that is currently making Dollar Cost Averaging transfers than for the portion of this account which is not making Dollar Cost Averaging transfers.

V942

                             SECTION 8 - TRANSFERS

A.  TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, you may transfer funds from any one of the Investment Options to any of the other Investment Options, subject to the constraints listed below. If you want to transfer, you must tell us in a notice you sign or through an electronic notice which gives us the facts that we need.

Transfers from any of the Guaranteed Period Options of the Fixed Account to any of the other Investment Options are only allowed as follows:

1) Prior to the end of any Guaranteed Period, a maximum amount equal to the interest credited to any of the Guaranteed Period Options may be transferred. No Excess Interest Adjustment will apply to such transfers of interest Each transfer of interest is subject to a minimum amount of $50.

2) At the end of any Guaranteed Period, Policy Values in that Guaranteed Period Option may be transferred to any of the other Investment Options. No Excess Interest Adjustment will apply to these transfers.

Dollar Cost Averaging and Non-Dollar Cost Averaging transfers from the One Year Fixed Option may be made to one or more Subaccounts of the Separate Account, or to the Guaranteed Period Options of the Fixed Account Transfers other than Dollar Cost Averaging transfers must be at least $500.

The minimum amount which may be transferred from a Subaccount of the Separate Account is the lesser of $500 or the entire Subaccount value. However, if the remaining Subaccount value is less than $500, we have the right to include that amount as part of the transfer.

We reserve the right to limit transfers to no more than 12 in any one Policy Year. Any transfers in excess of 12 per Policy Year may be charged a fee of $10 per transfer.

DOLLAR COST AVERAGING

Any time prior to the Annuity Commencement Date, you may instruct us to automatically transfer a specified amount from the One Year Fixed Option to one or more Subaccounts of the Separate Account. This is referred to as Dollar Cost Averaging. You can decide whether to make the automatic transfers occur monthly or quarterly. If the Dollar Cost Averaging request is received prior to the 28th day of any month, the first transfer will occur on the 28th day of that month. If the Dollar Cost Averaging request is received on or after the 28th day of any month, the first transfer will occur on the 28th day of the following month.

You may elect Dollar Cost Averaging at any time. Dollar Cost Averaging transfers will continue until the Policy Value in the One Year Fixed Option is depleted. You may start, stop, increase or decrease the amount of the Dollar Cost Averaging transfers by sending us either a new Dollar Cost Averaging form or a written notice which gives us the facts that we need.

Transfers from the One Year Fixed Option will not be subject to an Excess Interest Adjustment.

ASSET REBALANCING

Prior to the Annuity Commencement Date, you may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account and the One Year Fixed Option periodically to maintain a desired allocation of the Policy Value among the One Year Fixed Option and the various Subaccounts offered.
Rebalancing will occur monthly, quarterly, semi-annually or annually, beginning on a date you select. You must select the percentage of the One Year Fixed Option Policy Value and the Separate Account Policy Value you desire in each of the various Subaccounts offered (totaling 100%). Any amounts in the Guaranteed Period Options of the Fixed Account are ignored for the purposes of asset rebalancing. Rebalancing can be started, stopped or changed at any time, except that rebalancing will not be available when:

1)  Dollar Cost Averaging transfers are being made, or

2)  any other transfer is requested.

B.  TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, you may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account, or to the Fixed Account. If you want to transfer the value of the variable annuity units, you must tell us in a notice you sign or through an electronic notice which gives us the facts that we need.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account to the Separate Account.

We reserve the right to limit transfers between the Subaccounts or from the Subaccounts to the Fixed Account to once per Policy Year.



                                    PAGE 9
VB942

                           SECTION 9 - DEATH PROCEEDS

A.  DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE

The amount of death proceeds will be the greatest of (1), (2) and (3) where:

(1) is the Policy Value on the date we receive due proof of death and an election of a method of settlement;

(2) is the Cash Value on the date we receive due proof of death and an election of a method of settlement, and;

(3) is the Guaranteed Minimum Death Benefit, plus any additional Premium Payments received, less any Gross Partial Withdrawals from the date of death to the date of payment of death proceeds.

If you have not selected a payment option by the date of death, the beneficiary may make such election within one year of the date we receive due proof of the owner's or annuitant's death as described in C. below. The beneficiary may elect to receive the death proceeds as a lump sum payment or may use the death proceeds to provide any of the annuity payment options described in Section 10. Interest on death proceeds will be paid as required by law.

B.  GUARANTEED MINIMUM DEATH BENEFIT
The definition of the Guaranteed Minimum Death Benefit is determined on the Policy Date and is based on the age(s) of the annuitant(s) at that time.

If the annuitant(s) as shown on page 3 of this policy are all less than age 75 on the Policy Date, the Guaranteed Minimum Death Benefit is the greater of (1) and (2) where:

(1) is a 5% Annually Compounding Death Benefit, equal to:

    a)  the total Premium Payments; minus

    b)  Adjusted Partial Withdrawals, (as described below); plus

    c) interest accumulated at 5% per annum from the payment or withdrawal date to the earlier of the annuitant's date of death or the annuitants 76th birthday.

(2) is a Step-Up Death Benefit, equal to:

    a) the largest Policy Value on the Policy Date or on any Policy Anniversary prior to the earlier of the annuitant's date of death or the annuitant's 76th birthday; plus

    b) any Premium Payments subsequent to the date of the Policy Anniversary with the largest Policy Value; minus

    c) any Adjusted Partial Withdrawals (as described below), subsequent to the date of the Policy Anniversary with the largest Policy Value.

If the annuitant(s) as shown on page 3 of this policy is/are age 75 or more on the Policy Date, the Guaranteed Minimum Death Benefit is a Return of Premium Death Benefit, equal to (1) - (2) where:

    (1) is the total Premium Payments; and

    (2) is Adjusted Partial Withdrawals (as described below).

A Partial Withdrawal taken as provided in Section 5 will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the "Adjusted Partial Withdrawal". The Adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal described in Section 5. Each Adjusted Partial Withdrawal is equal to the Gross Partial Withdrawal multiplied by an Adjustment Factor. The Adjustment Factor is equal to 1) divided by 2), where:

    (1) is the amount of the death proceeds prior to the Partial Withdrawal; and

    (2) is the Policy Value prior to the Partial Withdrawal.

C.  DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Death proceeds are payable contingent upon the relationships between the owner, annuitant, successor owner and beneficiary as outlined below. The policy must be surrendered upon settlement or on proof of death.

1.  Annuitant and owner are the same.

    When we have due proof that the owner died before the Annuity Commencement Date, we will provide the death proceeds to the beneficiary.

    a) Beneficiary is the deceased owner's surviving spouse. The beneficiary may elect to continue this policy rather than receiving the death proceeds. If the policy is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This amount will be added only once, at the time of such election.

       If this beneficiary elects to have the death proceeds paid, the death proceeds must be distributed:

       (1) by the end of 5 years after the date of the deceased owner's death, or

       (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.



                                    PAGE 10
S894

                               SECTION 9 - CONT

     b) Beneficiary is not the deceased owner's surviving spouse. The death proceeds must be distributed as provided in C.I.a)(1) or C.I.a)(2) above.

     c) Death proceeds which are not paid to or for the benefit of a natural person must be distributed by the end of 5 years after the date of the deceased owner's death.

II.  Annuitant and owner are different and the annuitant dies.

     When we have due proof that the annuitant died prior to the Annuity Commencement Date, the owner will become the new annuitant and no death proceeds are payable. If the owner is also the deceased annuitant's surviving spouse, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This amount will be added only once.

     However, the owner may elect to have the death proceeds paid upon the annuitant's death if the election is made prior to the annuitant's death and we agree to such an election. In such case, when we have due proof that the annuitant died prior to the Annuity Commencement Date, we will provide the death proceeds to the beneficiary.

     a) If the owner has elected to have the death proceeds paid as a lump sum, the beneficiary must, within 60 days of our receipt of due proof of the annuitant's death, either:

        1) receive the lump sum proceeds; or

        2) elect to receive annuity payments. Such payments must begin within one year of our receipt of due proof of the annuitant's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

     b) Death proceeds which are not paid to or for the benefit of a natural person must be distributed by the and of 5 years after the date of the annuitant's death.

III. Annuitant and owner are different and the owner dies.

     If the owner dies prior to the Annuity Commencement Date and before the entire interest in the policy is distributed, the successor owner will become the new owner. The remaining portion of any interest in the policy must be distributed to the extent provided below in C.III.a), C.III.b), C.III.c) or C-III.d).

     a) Successor owner is the deceased owner's surviving spouse. The successor owner may elect to continue this policy rather than receive the Adjusted Policy Value. If the successor owner elects to receive the Adjusted Policy Value, the Adjusted Policy Value must be distributed:

        (1) by the end of 5 years after the date of the deceased owner's death, or

        (2) payments must begin no later than one year after the deceased owner's death and must be made for a period certain or for the successor owner's lifetime, so long as any period certain does not exceed the successor owner's life expectancy.

     b) Successor owner is not the deceased owner's surviving spouse. The Adjusted Policy Value must be distributed as provided in C.III.a)(1) or C.III.a)(2) above.

     c) Successor owner is not a natural person. The Adjusted Policy Value must be distributed as provided in C.III.a)(1) above.

     d) No successor owner survives the deceased owner. The deceased owner's estate will become the new owner (or the estate may name a new owner). The executor or Administrator must be named in a form acceptable to us. The Adjusted Policy Value must be distributed by the end of 5 years after the date of the deceased owner's death.

IV.  More than one Owner.

     If there is more than one owner, then the death of any owner will be treated the same as the death of the owner.

D.  DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

The death proceeds on or after the Annuity Commencement Date depend on the payment option selected. If any owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the beneficiary at least as rapidly as under the method of distribution being used as of the date of that owner's death.

E.  AN OWNER IS NOT AN INDIVIDUAL

In the case of a non tax-qualified annuity, if any owner or beneficial owner, is not an individual, then for purposes of the federal income tax mandatory distribution provisions in subsection C or D above, (1) the primary annuitant will be treated as the owner of the policy, and (2) if there is any change in the primary annuitant, such a change will be treated as the death of the owner.

                                    PAGE 11
SB894

                         SECTION 10 - ANNUITY PAYMENTS

A.  GENERAL PAYMENT PROVISIONS

Payment
If this policy is in force on the Annuity Commencement Date, we will use the Fixed Account portion and/or the Separate Account portion of the Adjusted Policy Value to make annuity payments to the Payee under Option 3 and/or 3-V, respectively, with 10 years certain, or if elected, under one or more of the other options described in this section. However, the option(s) elected must provide for lifetime income or income for a period of at least 60 months. You will become the annuitant at the Annuity Commencement Date. Payments will be made at 1, 3, 6 or 12 month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $50.00.

Before the Annuity Commencement Date, if the death proceeds become payable or if you surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Election of Optional Method of Payment

Before the Annuity Commencement Date you can elect or change a payment option. You may elect, in a notice you sign which gives us the facts that we need, annuity payments that may be either variable, fixed, or a combination of both. If you elect a combination, you must also tell us what part of the policy proceeds on the Annuity Commencement Date and which Subaccounts are to be applied to provide each type of payment The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable payment option will reflect the investment performance of the selected Subaccount of the Separate Account.

Payee

Unless you specify otherwise, the payee shall be the annuitant, if living, or the beneficiary as specified in the Beneficiary provision.

Proof of Age

We may require proof of the age of any person who has an annuity purchased under Fixed Account Payment Options 3 and 5 or Variable Account Payment Options 3-V and 5-V of this section before we make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to a payment option.

Premium Tax

We may be required by law to pay premium tax on the amount applied to a payment option. If so, we will deduct the premium tax before applying the proceeds.

Supplementary Contract

Once proceeds become payable and a payment option has been selected, this policy will terminate and we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the payees and will describe the payment schedule.

B.  FIXED ACCOUNT PAYMENTS

Guaranteed Payment Options

The fixed account payment is determined by multiplying each $ 1,000 of policy proceeds allocated to a fixed payment option by the amounts shown on page 12 for the option you select Options 1, 2 and 4 are based on a guaranteed interest rate of 3%. Options 3 and 5 are based on a guaranteed interest rate of 3% and the "1983 Table a" (male, female, and unisex if required by law) mortality table improved to the year 2000 with projection scale G. (The "1983 Table a" mortality rates are adjusted based on improvements in mortality since 1983 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.)

Option 1 - Interest Payments

The policy proceeds may be left with us for any term agreed to. We will pay the interest in periodic payments or it may be left to accumulate. Withdrawal rights will be agreed upon by you and us when the option is elected. The interest rate we declare for this option may be different than the interest rate(s) credited prior to the Annuity Commencement Date.

Option 2 - Income for a Specified Period

Payments are made for the fixed period elected. In the event of the death of the person receiving payments prior to the end of that fixed period, payments will be continued to that person's beneficiary or the present value of remaining annuity payments may be paid in a single sum.

Option 3 - Life Income

An election may be made between "No Period Certain", "10 Years Certain" or "Guaranteed Return of Policy Proceeds". In the event of the death of the person receiving payments prior to the end of the period certain or period determined for Return of Policy rroceeds, payments will be continued to that person's ideneficiary or the present value of remaining annuity payments may be paid in a single sum.

Option 4 - Income of a Specified Amount

Payments are made for any specified amount until the proceeds with interest are exhausted. In the event of the death of the person receiving payments prior to the time proceeds with interest are exhausted, payments will be continued to that person's beneficiary or the present value of remaining annuity payments may be paid in a single sum.

Option 5 - Joint and Survivor Annuity
Payments are made during the joint lifetime of the payee and a nominee of your selection. Payments will be made as long as either person is living.


                                  PAGE 11(A)
S895

                               SECTION 10 - CONT

Current Payment Options

The amounts shown in the tables on page 12 are the guaranteed amounts. Current amounts may be obtained from us.

C. VARIABLE ACCOUNT PAYMENT OPTIONS

Variable Annuity Units

The policy proceeds you tell us to apply to a variable payment option will be used to purchase variable annuity units in your chosen Subaccounts. The dollar value of variable annuity units in your chosen Subaccounts will increase or decrease reflecting the investment experience of your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that Subaccount on the immediately preceding business day;

(b)  is the net investment factor for that Subaccount for the Valuation Period;
     and

(c)  is the Assumed Investment Return adjustment factor for the Valuation
     Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of a variable annuity unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the net result of:

     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus

     (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus

     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the Subaccount.

(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.

(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge. This factor is less than or equal to, on an annual basis, the percentage shown on page 3 of the daily net asset value of a fund share held in the Separate Account for that Subaccount.

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying each $1,000 of policy proceeds allocated to a variable payment option by the amounts shown on page 13 for the variable option you select. The tables are based on a 5% effective annual Assumed Investment Return and the "1983 Table a" (male, female, and unisex if required by law) mortality table improved to the year 2000 with projection scale G. (The "1983 Table a" mortality rates are adjusted based on improvements in mortality since 1983 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.)

The amount of the first payment depends upon the adjusted age of the annuitant The adjusted age is the annuitant's actual age on the annuitant's nearest birthday, at the Annuity Commencement Date, adjusted as follows:

              Annuity
         Commencement Date           Adjusted Age
         -----------------           ------------
            Before 2001           Actual Age
            2001 - 2010           Actual Age minus 1
            2011 - 2020           Actual Age minus 2
            2021 - 2030           Actual Age minus 3
            2031 - 2040           Actual Age minus 4

After 2040 as determined by us.


Option 3-V - Life Income

An election may be made between:

1. "No Period Certain" - Payments will be made during the lifetime of the annuitant

2. "10 Years Certain" - Payments will be made for the longer of the annuitant's lifetime or 10 years.


Option 5-V - Joint and Survivor Annuity

Payments are made as long as either the annuitant or the joint annuitant is living.


Determination of Subsequent Variable Payments

The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which ref lect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of that Subaccount on the Annuity Commencement Date.


                                  PAGE 11(B)

SB895

                   GUARANTEED FIXED ACCOUNT PAYMENT OPTIONS

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the policy proceeds. Higher current amounts may be available at the time of settlement.


--------------------------------------------    ------------------------------------------------------------------------------------

             Option 2, Table 1                     Option 3, Table II        Option 3, Table III             Option 3, Table IV
--------------------------------------------    ------------------------------------------------------------------------------------

          Number                 Amount            Monthly Installment   Monthly Installment for Life  Monthly Installment For Life
         of Years              of Monthly               For Life                                            Guaranteed Return Of
         Payable              Installment           No Period Certain          10 Years Certain               Policy Proceeds

                                                ------------------------------------------------------------------------------------

                                             Age  Male   Female  Unisex    Male     Female    Unisex     Male     Female     Unisex
------------------------------------------------------------------------------------------------------------------------------------

                                              50  $3.87   $3.55   $3.71     $3.84     $3.54     $3.70     $3.73      $3.49     $3.61

                                              51   3.93    3.60    3.77      3.90      3.59      3.75      3.79       3.53      3.66

                                              52   4.00    3.65    3.83      3.97      3.64      3.81      3.84       3.58      3.71

                                              53   4.07    3.71    3.90      4.04      3.70      3.87      3.90       3.63      3.76

             5                   $17.91       54   4.15    3.77    3.97      4.11      3.75      3.94      3.96       3.68      3.82

             6                    15.14       55   4.23    3.83    4.04      4.19      3.82      4.01      4.03       3.73      3.88

             7                    13.16       56   4.32    3.90    4.11      4.27      3.88      4.08      4.10       3.79      3.94

             8                    11.68       57   4.41    3.97    4.19      4.35      3.95      4.15      4.17       3.85      4.00

             9                    10.53       58   4.50    4.05    4.28      4.44      4.02      4.24      4.24       3.91      4.07

            10                     9.61       59   4.61    4.13    4.37      4.53      4.10      4.32      4.32       3.97      4.14

            11                     8.86       60   4.72    4.21    4.47      4.63      4.18      4.41      4.40       4.04      4.22

            12                     8.24       61   4.84    4.30    4.57      4.74      4.26      4.51      4.49       4.12      4.30

            13                     7.71       62   4.96    4.40    4.68      4.85      4.35      4.61      4.58       4.19      4.38

            14                     7.26       63   5.10    4.50    4.80      4.97      4.45      4.71      4.68       4.28      4.47

            15                     6.87       64   5.24    4.61    4.93      5.09      4.55      4.83      4.78       4.36      4.56

            16                     6.53       65   5.40    4.73    5.06      5.22      4.66      4.95      4.88       4.45      4.66

            17                     6.23       66   5.56    4.85    5.21      5.36      4.77      5.07      4.99       4.55      4.76

            18                     5.96       67   5.74    4.99    5.36      5.50      4.89      5.20      5.11       4.65      4.87

            19                     5.73       68   5.93    5.13    5.53      5.65      5.02      5.34      5.24       4.76      4.98

            20                     5.51       69   6.13    5.29    5.71      5.80      5.15      5.49      5.37       4.87      5.10

                                              70   6.34    5.45    5.90      5.96      5.30      5.64      5.51       4.99      5.23


--------------------------------------------------------------------------------
                                Option 5, Table V
--------------------------------------------------------------------------------
                Monthly Installment For Joint and Full Survivor
--------------------------------------------------------------------------------

   Age of                                  Age of Female Annuitant
                          ------------------------------------------------------
    Male                       15      12      9       6       3             3
                              Years   Years   Years   Years  Years  Same   Years
 Annuitant*                   Less    Less    Less    Less   Less    As    More
                              Than    Than    Than    Than   Than   Male   Than
                              Male    Male    Male    Male   Male          Male
--------------------------------------------------------------------------------
   50                         $2.99   $3.05   $3.11   $3.18  $3.25  $3.32  $3.39
   55                          3.11    3.19    3.27    3.35   3.44   3.53   3.63
   60                          3.27    3.37    3.47    3.58   3.70   3.82   3.95
   65                          3.47    3.60    3.74    3.89   4.05   4.22   4.39
   70                          3.74    3.91    4.10    4.31   4.53   4.77   5.02
--------------------------------------------------------------------------------
                        Monthly Installment for Unisex Joint and Full Survivor
--------------------------------------------------------------------------------
    Age of                              Age of Joint Annuitant*
                          ------------------------------------------------------
    First                     15      12      9       6       3             3
                             Years   Years   Years   Years   Years  Same   Years
  Annuitant*                 Less    Less    Less    Less    Less    As    More
                             Than    Than    Than    Than    Than   First  Than
                             First   First   First   First   First         First
--------------------------------------------------------------------------------
            50                $3.04   $3.09   $3.15   $3.21  $3.27  $3.33  $3.39
            55                 3.17    3.24    3.32    3.40   3.48   3.56   3.63
            60                 3.34    3.44    3.54    3.64   3.75   3.85   3.95
            65                 3.57    3.70    3.83    3.97   4.11   4.26   4.39
            70                 3.87    4.04    4.22    4.42   4.62   4.82   5.01
--------------------------------------------------------------------------------

* Age nearest birthday
--------------------------------------------------------------------------------
The annual, semi-annual or quarterly installments under Option 2 shall be the monthly installment shown multiplied by 11.84, 5.96 or 2.99 respectively, and for Options 3 and 5 the monthly installment shown multiplied by 11.80, 5.95 or
 2.99 respectively.
--------------------------------------------------------------------------------
 Dollar amounts of monthly installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

T819

                            VARIABLE PAYMENT OPTIONS
                       BASED ON ASSUMED INVESTMENT RETURN

The amounts shown in these tables are the initial payment amounts based on a 5.0% Assumed Investment Return for each $1,000 of the policy proceeds.


--------------------------------------------------------------------------------
                       Option 3-V, Table II       Option 3-V, Table III
-----------     ----------------------------------------------------------------

                  Monthly Installment for Life  Monthly Installment For Life

                       No Period Certain              10 Years Certain

            --------------------------------------------------------------------
               Age    Male     Female    Unisex     Male     Female    Unisex
            --------------------------------------------------------------------

               50    $5.11     $4.81     $4.96     $5.07      $4.79    $4.94
               51     5.17      4.85      5.02      5.13       4.83     4.99
               52     5.24      4.90      5.07      5.19       4.88     5.04
               53     5.31      4.95      5.13      5.25       4.93     5.10
               54     5.38      5.01      5.20      5.32       4.98     5.16
               55     5.46      5.06      5.26      5.39       5.04     5.22
               56     5.54      5.12      5.34      5.47       5.09     5.28
               57     5.63      5.19      5.41      5.54       5.16     5.36
               58     5.72      5.26      5.49      5.63       5.22     5.43
               59     5.82      5.34      5.58      5.72       5.29     5.51
               60     5.93      5.42      5.68      5.81       5.37     5.60
               61     6.04      5.50      5.78      5.91       5.44     5.69
               62     6.17      5.60      5.89      6.02       5.53     5.78
               63     6.30      5.69      6.00      6.13       5.62     5.88
               64     6.44      5.80      6.13      6.25       5.71     5.99
               65     6.60      5.91      6.26      6.37       5.82     6.10
               66     6.76      6.04      6.40      6.50       5.92     6.22
               67     6.94      6.17      6.56      6.63       6.04     6.35
               68     7.13      6.31      6.72      6.77       6.16     6.48
               69     7.33      6.46      6.90      6.92       6.29     6.62
               70     7.55      6.63      7.09      7.07       6.43     6.76
            -----------------------------------------------------------------



--------------------------------------------------------------------------------
                               Option 5V, Table V
--------------------------------------------------------------------------------
                Monthly Installment For Joint and Full Survivor
--------------------------------------------------------------------------------
                                             Age of Female Annuitant
--------------------------------------------------------------------------------
  Age of                       15      12      9       6       3             3
                             Years   Years   Years   Years   Years  Same   Years
   Male                      Less    Less    Less    Less    Less    As    More
                             Than    Than    Than    Than    Than   Male   Than
Annuitant*                   Male    Male    Male    Male    Male          Male
--------------------------------------------------------------------------------
   50                         $4.32   $4.36   $4.41   $4.46  $4.51  $4.57  $4.62
   55                          4.42    4.47    4.53    4.60   4.67   4.75   4.83
   60                          4.54    4.62    4.70    4.80   4.90   5.01   5.12
   65                          4.71    4.82    4.94    5.07   5.22   5.37   5.53
   70                          4.95    5.10    5.27    5.46   5.67   5.89   6.13
--------------------------------------------------------------------------------
                         Monthly Installment for Unisex Joint and Full Survivor
--------------------------------------------------------------------------------

  Age of                                  Age of Joint Annuitant *
                          ------------------------------------------------------
  First                        15      12      9       6       3             3
                             Years   Years   Years   Years   Years  Same   Years
Annuitant*                   Less    Less    Less    Less    Less    As    More
                             Than    Than    Than    Than    Than   First  Than
                             First   First   First   First   First         First
--------------------------------------------------------------------------------
   50                         $4.40   $4.45   $4.50   $4.55  $4.61  $4.67  $4.72
   55                          4.52    4.59    4.66    4.73   4.81   4.89   4.96
   60                          4.69    4.78    4.87    4.97   5.08   5.19   5.29
   65                          4.91    5.04    5.17    5.31   5.46   5.62   5.77
   70                          5.22    5.40    5.59    5.79   6.02   6.24   6.47
--------------------------------------------------------------------------------

 *Age nearest birthday
--------------------------------------------------------------------------------
The annual, semi-annual or quarterly installments shall be the monthly installment shown for Options 3-V and 5-V multiplied by 11.70, 5.93 or 2.99 respectively.
--------------------------------------------------------------------------------
 Dollar amounts of monthly installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

TB819

                        SECTION 11 - GENERAL PROVISIONS

 THE CONTRACT
 The entire contract consists of this policy, endorsements, if any, and any application signed by you.

 MODIFICATION OF POLICY
 No change in this policy is valid unless made in writing by us and approved by one of our officers. No Registered Representative has authority to change or waive any provision of your policy.

 TAX QUALIFICATION
 This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send you a copy in the event of any such amendment. If you refuse such an amendment it must be by giving us written notice, and your refusal may result in adverse tax consequences.

 NON-PARTICIPATING
 This policy will not share in our surplus earnings.

 AGE OR SEX CORRECTIONS
 If the age or sex of the annuitant has been misstated, the benefits will be those which the premiums paid would have purchased for the correct age and sex. If required by law to ignore differences in the sex of the annuitant, the payment options will be determined using the unisex factors in Section 10.

 Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment, will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment.

 INCONTESTABILITY
 This policy shall be incontestable from the policy date.

 EVIDENCE OF SURVIVAL
 We have the right to require satisfactory evidence that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence.

 SETTLEMENT
 Any payment by us under this policy is payable at our Home Office.

 RIGHTS OF OWNER
 The owner may, while the annuitant is living:
 1. Assign this policy.
 2. Surrender the policy to us.
 3. Amend or modify the policy with our consent.
 4. Receive annuity payments or name a Payee to receive the payments.
 5. Exercise, receive and enjoy every other right and benefit contained in the policy.

 The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary; and of the spouse in a community or marital property state.

 SUCCESSOR OWNER
 A successor owner can be named in any application, or in a notice you sign which gives us the facts that we need. The successor owner will become the new owner when you die, if you die before the annuitant. If no successor owner survives you and you die before the annuitant, your estate will become the new owner.

 CHANGE OF OWNERSHIP
 In the case of a non-tax qualified annuity, you can change the owner of this policy, from yourself to a new owner, in a notice you sign which gives us the facts that we need. When this change takes effect, all rights of ownership in this policy will pass to the new owner.

 A change of owner or successor owner will not be effective until it is recorded in our records. After it has been so recorded, the change will take effect as of the date you signed the notice. However, if the annuitant dies before the notice has been so recorded, it will not be effective as to those proceeds we have paid before the change was recorded in our records. We may require that the change be endorsed in the policy. Changing the owner or naming a new successor owner cancels any prior choice of successor owner, but does not change the beneficiary or the annuitant.

 A change in ownership may result in adverse tax consequences.

 ANNUITY COMMENCEMENT DATE
 The Annuity Commencement Date is the date annuity payments begin. This date is generally no later than the last day of the policy month starting after the Annuitant attains age 85. In no event can this date be later than the last day of the policy month following the month in which the Annuitant attains age 95. You may change the Annuity Commencement Date at any time before the Annuity Commencement Date by giving us 30 days' written notice.

J579

                               SECTION 11 - CONT

ASSIGNMENT

(a) In the case of a non-tax qualified annuity, this policy may be assigned. The assignment must be in writing and filed with us.

(b) We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

(c) This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code. Ownership of this policy then is restricted so that it will comply with provisions of the Internal Revenue Code.

Assignment of this policy may result in adverse tax consequences.

BENEFICIARY
Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named in any application and may be changed without the named beneficiary's consent (unless the beneficiary has been irrevocably designated or required by law) by notifying us in writing on a form acceptable to us. The change will take effect upon the date you sign it, whether or not you are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of death. Your most recent change of beneficiary notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, you may designate a new beneficiary.

You may direct that the beneficiary shall not have the right to withdraw, assign or commute any sum payable under an option. In the absence of such election or direction, the beneficiary may change the manner of payment or make an election of any option.

If any primary or contingent beneficiary dies before the annuitant, that beneficiary's interest in this policy ends with that beneficiary's death. Only those beneficiaries living at the time of the annuitant's death will be eligible to receive their share of the Death Proceeds. In the event no contingent beneficiaries have been named and all primary beneficiaries have died before the death proceeds become payable, the owner(s) will become the beneficiary(ies) unless elected otherwise in accordance with Section 9. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. If there is more than one beneficiary and you failed to specify their interest, they will share equally. Payment will be made to the named contingent beneficiary(ies) only if all primary beneficiaries have died before the death proceeds become payable. If any primary beneficiary is alive at the time the death proceeds become payable, but dies before making a payment election to us in writing, their share will be paid to their estate.

In cases where the annuitant dies and the owner (who is not the annuitant) elected to receive the death benefit in accordance with Section 9, if a beneficiary or no beneficiaries survive the annuitant, then payment will be made to the owner.

PROTECTION OF PROCEEDS
Unless you so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT
We will pay any partial withdrawals or surrender proceeds within 7 days after we receive all requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Subaccounts and to the Fixed Account, and determination or payment of Partial Withdrawals or surrender proceeds.

When permitted by law, we may defer paying any Partial Withdrawals or surrender proceeds from the Fixed Account for up to 6 months from date we receive your request. If the Owner dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. Interest will be paid on any amount deferred for 30 days or more. This rate will be 3% per year unless otherwise required by law.

REPORTS TO OWNER
We will give you an annual report at least once each Policy Year. This report will show the number and value of the accumulation units held in each of the Subaccounts as well as the value of the Fixed Account. It will also give you any other facts required by law or regulation.

MINIMUM VALUES
Benefits available under this policy are not less than those required by any statute of the state in which the policy is delivered.

J579

               [LOGO OF PFL LIFE INSURANCE COMPANY APPEARS HERE]

                          PFL Life Insurance Company
                          A Stock Company

                          Home Office located at 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499

                          (Hereafter called the Company, we, our or us)


                            AMENDATORY ENDORSEMENT

 The Policy to which this Amendatory Endorsement is attached is amended by the addition of the following language:

 DEFINITIONS

 Custodial Care - Care designed essentially to help a person with the activities of daily living which does not require the continuous attention of trained medical or paramedical personnel.

 Hospital - An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, 3) provides 24-hour a day nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed physicians, and 5) has medical, surgical and diagnostic facilities or access to such facilities.

 Nursing Facility - A facility which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides Nursing Care or Custodial Care, 3) primarily provides nursing care under the direction of a licensed physician, registered graduate professional nurse, or licensed vocational nurse, except when receiving custodial care, and 4), is not other than incidentally a hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

 Nursing Care - Nursing care prescribed by a physician and performed or supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24 hours a day.

 Physician - Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

 Terminal Condition - A condition resulting from an accident or illness which, as determined by a physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

             NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTION

 If the annuitant, owner, annuitant's spouse, or owner's spouse has been 1) confined in a Hospital or Nursing Facility for 30 consecutive days or 2) diagnosed as having a Terminal Condition, you may elect to withdraw all or a portion of the Policy Value without Surrender Charges or Excess Interest Adjustments.

 For Nursing Care, we must receive each withdrawal request and proof of eligibility with each request no later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased. For a Terminal Condition, we must receive each withdrawal request and the applicable proof of eligibility following diagnosis of the Terminal Condition. Proof of a Terminal Condition is required only with the initial withdrawal request and must be furnished by the annuitant's, owner's, annuitant's spouse's, or owner's spouse's physician. Proof of confinement may be a physician's statement or a statement from a hospital or nursing facility administrator.

 The minimum withdrawal under this option is $1000. The withdrawal will reduce the Policy Value by the amount withdrawn. The determination of Excess Interest Adjustment-free amounts available under the Cash Value and Partial Withdrawals Section of the policy to which this Amendatory Endorsement is attached will not be affected by any withdrawals taken in accordance with the provisions of this Amendatory Endorsement. In addition, such withdrawals will not be limited by the Cumulative Free Percentage, but will reduce the Cumulative Free Percentage as described in Section 5 of the policy.

 We may terminate the Policy and pay you the full Cash Value if the withdrawal reduces the Cash Value below $500.

 This Amendatory Endorsement takes effect and expires concurrently with the Policy to which it is attached and is subject to all the terms and conditions of the Policy not inconsistent herewith.

                       Signed for us at our home office.


     /s/  Craig D. Vermie                              /s/  William L. Busler

          SECRETARY                                         PRESIDENT

AE 955 397

                           PFL Life Insurance Company

    Home Office located at 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499

               [LOGO OF PFL LIFE INSURANCE COMPANY APPEARS HERE]

                       Flexible Premium Variable Annuity
                  Income Payable At Annuity Commencement Date
           Benefits Based On The Performance Of The Separate Account
  Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and
                                     IOC.)
                               Non-Participating



                                     INDEX

                                                                            Page
Accumulation Units........................................................  7(B)
Age or Sex Corrections......................................................  14
Annuity Commencement Date...................................................  14
Annuity Payments.........................................................  11(A)
Adjusted Policy Value........................................................  4
Assignment..................................................................  15
Beneficiary.................................................................  15
Cash Value...................................................................  4
Contract....................................................................  14
Death Proceeds..............................................................  10
Definitions..................................................................  2
Dollar Cost Averaging........................................................  9
Evidence of Survival........................................................  14
Excess Interest Adjustment...................................................  5
Fixed Account................................................................  8
Guaranteed Minimum Death Benefit............................................  10
Guaranteed Periods...........................................................  8


                                                                            Page
Guaranteed Return of Fixed Account
Premium Payments.............................................................  7
Incontestability............................................................  14
Modification of Policy......................................................  14
Nonparticipation............................................................  14
Owner.......................................................................  14
Partial Withdrawals.......................................................  5, 6
Payee....................................................................  11(A)
Payment Option Tables....................................................  12,13
Policy Data Page.............................................................  3
Policy Value.................................................................  4
Premium Payments.............................................................  4
Proof of Age.............................................................  11(A)
Protection of Proceeds......................................................  15
Right to Cancel..............................................................  1
Separate Account..........................................................  7(A)
Service Charge..............................................................  14
Settlement..................................................................  14
Transfers....................................................................  9


Y507